Exhibit 4.5

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-756-3300

Fax: 202-756-3333

www. alston. com

Charles W. Wheeler	Direct Dial (202) 756-3308	Email: chuckwheeler@alston.com

June 25, 2008

Goldman Sachs & Co.

Merrill Lynch & Co.

Credit Suisse

As Representatives of the Several Underwriters,

c/o Goldman Sachs & Co.

85 Broad Street

New York, New York 10004

Ladies and Gentlemen:

We have acted as special tax counsel to Fifth Third Bancorp (“Fifth Third”) in connection with the filing of the Prospectus Supplement dated as of June 18, 2008 pursuant to the Prospectus dated as of April 28, 2008, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by Fifth Third of 11,075,000 depositary shares, each representing l/250th of a 8.5% Series G Preferred Share, with a liquidation value per share of $25,000. The Prospectus Supplement is part of Fifth Third’s Registration Statement on Form S-3 (Registration No. 333-141560), which was filed with the Commission on March 26, 2007, as amended on April 28, 2008.

We have reviewed copies of (1) the Prospectus Supplement and (2) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have further assumed (i) that all documents submitted to us as originals are authentic, (ii) with respect to all documents supplied to us as drafts, that the final, executed versions of such documents are identical in all material respects to the versions most recently supplied to us, (iii) that each such final version (when executed) is valid and enforceable in accordance with its terms, and (iv) that the Depositary Shares will be sold at the offering price stated on the cover of the Prospectus.

Based on the foregoing, we are of the opinion that the discussion under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement constitutes a fair and accurate summary of the matters discussed therein in all material respects. In rendering this tax opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service rulings, all of which are subject to change, which changes may be retroactively applied. A change in

Atlanta • Charlotte • Dallas • New York • Research Triangle • Washington, D.C.

Goldman Sachs & Co.

June 25, 2008

the authorities upon which our opinion is based could affect our conclusions. There can be no assurance, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service, or, if challenged, by a court.

We hereby consent to the filing of this opinion as an exhibit to Fifth Third’s Form 8-K (which is deemed incorporated by reference into the Registration Statement) and to the references to this firm under the headings “Certain United States Federal Income Tax Consequences” and “Validity of Securities” in the Registration Statement and Prospectus Supplement without admitting that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit. We do not undertake to advise you of any changes in the discussion under the heading “Certain United States Federal Income Tax Consequences” contained in the Registration Statement resulting from matters that might hereafter arise or be brought to our attention.

Sincerely,

/s/ Charles W. Wheeler
Charles W. Wheeler Partner

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